SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): March 2, 2001

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                       ATLANTIC TECHNOLOGY VENTURES, INC.
             (Exact name of registrant as specified in its charter)




              Delaware                      0-27282              36-3898269
  (State or other jurisdiction of   (Commission file number)  (I.R.S. employer
   incorporation or organization)                            identification no.)




                150 Broadway
                 Suite 1009                                          10038
             New York, New York                                    (Zip code)
  (Address of principal executive offices)

       Registrant's telephone number, including area code: (212) 267-2503

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Item 2.           Acquisition or Disposition of Assets

         On March 2, 2001, there occurred the sale by Optex Ophthalmologics, Inc. ("Optex"), an 80%-owned subsidiary of Atlantic Technology Ventures, Inc. ("Atlantic"), to Bausch & Lomb Incorporated ("Bausch & Lomb") of substantially all the assets of Optex. This sale was pursuant to an asset purchase agreement dated January 31, 2001, between Bausch & Lomb, a Bausch & Lomb affiliate, Atlantic, and Optex (the "Purchase Agreement").

         As provided in the Purchase Agreement, Bausch & Lomb purchased the assets of Optex related to the Catarex(TM) cataract surgery device. These assets included, among other things, Optex's rights under certain contracts and agreements, certain equipment and inventory, and certain of Optex's intellectual property rights and interests. The purchase price was $3 million paid at closing, $1 million of which is fully creditable against future royalty payments at a 30% payout rate. In addition, pursuant to the Purchase Agreement Optex is entitled to minimum royalties, and a royalty on net sales, as well as a milestone payment of $1 million once Bausch & Lomb receives regulatory approval to market the Catarex(TM) device in Japan. Optex also has the option to repurchase the acquired assets from Bausch & Lomb if Bausch & Lomb abandons the Catarex(TM) project.

         The pre-existing development, supply and license agreement between Bausch & Lomb and Optex dated May 14, 1998, as amended, was terminated upon the closing of the Purchase Agreement.



                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Atlantic Technology Ventures, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    March 15, 2001             ATLANTIC TECHNOLOGY VENTURES, INC


                                    By: /s/ Frederic P. Zotos
                                       -------------------------------------
                                       Frederic P. Zotos
                                       President


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